Exhibit 1.1
UWHARRIE CAPITAL CORP

SALES AGENCY AGREEMENT

            , 2002

The Carson Medlin Company
413 Glenwood Avenue
Raleigh, North Carolina 27603

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth and confirms the terms and conditions of the engagement of The Carson Medlin Company (“CM”) by Uwharrie Capital Corp (the “Company”) as selling agent for the Company with respect to the Company’s proposed public offering (the “Offering”) of up to $7,012,500 of its common stock, par value $1.25 per share (the “Shares”), at a price of $5.50 per share. The Offering will be made by means of a prospectus (the “Prospectus”), which will be provided to CM.

1.    Representations and Warranties of the Company

The Company represents and warrants to, and agrees with CM as follows:

(a)
The Company has prepared and filed with the U.S. Securities and Exchange Commission (“SEC”) a Registration Statement on Form SB-2 and amendments thereto (the “Registration Statement”), including the Prospectus, for registration under the Securities Act of 1933, as amended (the “1933 Act”), of the offering and sale of the Shares. The Registration Statement has been declared effective by the SEC and no stop order has been issued with respect thereto. The Registration Statement was prepared and filed by the Company in conformity with the requirements of the 1933 Act and the SEC Rules and Regulations promulgated thereunder (“Rules and Regulations”). The Prospectus accurately describes the Company and its business and properties, and does not and will not contain any untrue statements of material fact or omit to state any material facts required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At all times subsequent hereto up to and including the date the Offering is terminated, the Registration Statement and the Prospectus, and any amendments or supplements thereto, will contain all material statements and information required to be included therein by the 1933 Act and the Rules and Regulations and will conform to the requirements of the 1933 Act and the Rules and Regulations, and neither the Registration Statement nor the Prospectus, nor any amendment or supplement thereto, will include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(b)
Each of the Company and its material subsidiaries (each a “Subsidiary”) is, and at all times during the Offering will be, a corporation duly organized, validly existing and in good standing under the laws of North Carolina, with all power and authority to own, lease or operate its properties and conduct its business as described in the Prospectus; and is duly qualified to do business as a foreign corporation in each other jurisdiction in which it owns or leases properties or conducts its business so as to require qualification and is in good standing in each such jurisdiction, except where failure to be so qualified would not have a material adverse effect on the condition, financial or otherwise, results of operations, affairs or business prospects of the Company;

(c)
The Shares to be issued and sold by the Company hereunder, when issued and delivered against payment therefor as provided herein, will be duly and validly authorized and issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus;

(d)
The Company has authorized and outstanding capital stock as set forth under the heading “Capitalization” in the Prospectus. Except as disclosed in the Prospectus or information incorporated therein by reference, there are no (i) outstanding securities or obligations of the Company or any Subsidiary convertible into or exchangeable for any capital stock of the Company or any Subsidiary, (ii) warrants, preemptive rights, other rights or options to subscribe for or purchase from the Company or any Subsidiary any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company or any Subsidiary to issue any such convertible or exchangeable securities or obligations, or any such warrants, rights or options. The descriptions of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted and exercised thereunder, set forth in the Prospectus accurately and fairly present the information required to be shown with respect to such plans, arrangements, options and rights. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent set forth in N.C.G.S. § 53-42;

(e)
The Company has the full legal right, power and authority to enter into and perform this Agreement and to sell and deliver the Shares as provided in the Prospectus and herein, this Agreement has been duly authorized by its Board of Directors and duly executed and delivered on behalf of the Company, and this Agreement is a valid, legal and binding obligation of the Company. No further approval or authority of the shareholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares to be sold by the Company as contemplated herein;

(f)
Other than filings with, and any necessary registrations or qualifications with the SEC, the National Association of Securities Dealers, Inc. (the “NASD”) and applicable state securities and “Blue Sky” authorities, no consent, approval, authorization or order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares or for the consummation of the other transactions contemplated by this Agreement;

(g)
There are no contracts, agreements or understandings between the Company and any person which would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or other like payment in connection with the Offering of the Shares, other than compensation due and payable to CM pursuant to this Agreement;

(h)
No action, suit or proceeding at law or in equity is pending or, to the Company’s knowledge, threatened to which the Company is a party, and no proceedings are pending or, to the Company’s knowledge, threatened against or affecting the Company before or by any governmental official, commission, board or other administrative agency, (other than in connection with required regulatory approvals) wherein an unfavorable decision, ruling or finding could have a material adverse effect on the consummation of this Agreement or the condition, financial or otherwise, results of operations, affairs or business prospects of the Company;

(i)
The Company has such permits, licenses, franchises and governmental and regulatory authorizations (“Permits”) as are necessary to own its properties and conduct its business in the manner described in the Prospectus, subject to such qualifications as may be set forth in the Prospectus, and except where the failure to have such Permits would not have a material adverse effect on the consummation of this Agreement or the condition, financial or otherwise, results of operations, affairs or business prospects of the Company;

(j)
All historical financial statements (other than any pro forma financial statements) included in the Prospectus present fairly the financial position of the Company as of the date indicated and the results of operations, equity and cash flows for the periods specified, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis that is consistent in all material respects during the periods involved. Dixon Odom PLLC, independent public accountants, who have expressed their opinion with respect to the financial statements and schedules filed with the SEC as a part of the Registration Statement and included in the Prospectus and in the Registration Statement, are independent accountants as required by the 1933 Act and the Rules and Regulations;

(k)	To the best knowledge of the Company after due inquiry, no officer, director or 5% shareholder of the Company is affiliated with a member of the NASD, except

Roger L. Dick, Chief Executive Officer of the Company, and Christy D. Stoner, President and Chief Executive Officer of The Strategic Alliance Corporation, an affiliate of the Company (“Strategic”), Nadine Bowers, Vice President of Strategic, Lorelei V. Meisenheimer, Vice President of Strategic, and Martha W. O’Brien, Vice President of Strategic;

(l)
The Company is not in default in the performance of any obligation, agreement or condition contained in any agreement by which the Company is bound. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, conflict with or result in a breach of, or default under, any of the terms, provisions or conditions of the Articles of Incorporation or Bylaws of the Company or any agreement or instrument to which the Company is a party or by which it is bound, or any order, rule or regulation applicable to the Company of any court or any governmental body or administrative agency having jurisdiction over the Company;

(m)	The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940;

(n)	The Company agrees as follows:

(i)
CM will have the opportunity to review and comment on the Registration Statement, any amendment thereto and any other documents filed with the SEC or the NASD, including the right to approve any statements relating to CM. The Company will notify CM when the Registration Statement shall have become effective. The Company will notify CM immediately, and confirm such notice in writing, of (A) the receipt of any comments from any state securities commission or regulatory authority that relate to the Registration Statement or any amendment thereto or requests by any state securities commission or regulatory authority for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information, (B) the filing by the Company of any amendment or supplement to the Registration Statement, (C) the issuance by the SEC of any stop order or (D) any material changes in or affecting the condition (financial or otherwise), earnings, cash flows, business or prospects of the Company, which (x) could make any statement in the Prospectus or Registration Statement false or misleading in any material respect or (y) are not disclosed in the Prospectus or Registration Statement. In such event or if during such time any event shall occur as a result of which it is necessary to amend or supplement the Registration Statement in order that the Registration Statement not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will immediately amend or supplement the Registration Statement by preparing and furnishing to CM an amendment or amendments of, or a supplement or supplements to, the Registration Statement so that, as so amended or supplemented, the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to an offeree, not misleading.

(ii)	The Company will use the net proceeds from the sale of the Shares received by it in the manner specified in the Prospectus under the caption “Use of Proceeds;” and

(iii)
For three years from the date of this Agreement, the Company will furnish to CM copies of all reports and communications (financial or otherwise) furnished by the Company to its shareholders, copies of all publicly availability reports or financial statements filed with the regulatory agencies as soon as such are available (except for quarterly Call Reports), and such other publicly available documents, reports and information concerning the business and financial condition of the Company as CM may reasonably request; and

(iv)
The Company will file with the SEC one of the following: (i) prior to effectiveness of the Registration Statement, a further amendment thereto, including the form of final prospectus, or (ii) a final prospectus in accordance with Rule 424(b) of the Rules and Regulations.

(v)
The Company shall qualify or register the Shares for sale under (or obtain exemptions from the application of) the Blue Sky securities law of North Carolina, will comply with such law and will continue such qualification, registration and exemption in effect so long as reasonably required for the distribution of the Shares. The Company will advise CM promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation of threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company will use its best efforts to obtain the withdrawal thereof.

(o)
The Company acknowledges and agrees that CM and its affiliates may, from time to time, have relationships and engagements with the Company or other parties including, but not limited to, its customers, suppliers, creditors, potential investors and investors. Such engagements and relationships may include, but are not limited to, the following: (i) loans, other extensions of credit or financial accommodations; (ii) treasury and cash management services; (iii) acting in various capacities in connection with private or public placement of debt and/or equity; (iv) acting as trustee or otherwise performing fiduciary services for the

Company or such other parties or in connection with transactions in which the Company is involved or may have an interest, including without limitation any employee benefit plan or trust; (v) any and all forms of depository services; (vi) any and all other services or products which may be offered or provided by CM or any of its affiliated companies; and (vii) other services or products customarily provided from time to time by financial institutions. The Company waives any and all conflicts of interest, which may result from CM dealing in any of the aforesaid capacities. Specifically, the Company waives any conflict that may arise on account of, or in connection with CM’s engagement pursuant to this Agreement. The Company acknowledges that CM and its affiliates may, in the course of such other relationships, acquire information about the Company or such other parties but CM shall have no obligation to disclose such information, or the fact that it has such information in its possession, to the Company or to use such information on the Company’s behalf.

2.    Services to be Provided by CM

In connection with this Agreement, the scope of CM’s services shall include the following:

(a)
Commencing on                         (the “Commencement Date”) and continuing until such time as the Offering is terminated by the Company (unless this Agreement is earlier terminated by CM pursuant to Section 7 hereof), CM shall serve as the selling agent for the Company and will act on a best efforts basis. The Company acknowledges that CM may enter into selected dealer agreements with other registered broker-dealers, with Company’s express written permission, (the “Selected Dealers”) for the sale of the Shares and that no such contractual arrangements shall violate or conflict with the terms of this Agreement. CM shall have no financial commitment to purchase or sell any of the Shares; and

(b)
CM shall perform its duties pursuant to this Agreement in compliance with all applicable federal and state securities laws, and shall solicit subscriptions for the Shares only by means of the Prospectus and only in such jurisdictions specified by the Company and in which the Company may make such offers and sales.

In exchange for the services of CM pursuant to this Agreement, the Company agrees to pay CM a selling commission of 3.0% for the gross dollar amount received by the Escrow Agent for each Share sold by any registered representatives of CM or the Selected Dealers. Notwithstanding the foregoing, no commission shall be paid for any Shares sold to any organizers or founders of Cabarrus Bank & Trust Company (Proposed) or any of the directors, officers or employees (or any of their related interests) of the Company or any of its direct and indirect subsidiaries. Prior to the commencement of the Offering, the Company shall pay CM a nonrefundable financial advisory fee of $35,000, which fee shall be due and payable to CM (and nonrefundable), even if this Agreement is terminated by CM pursuant to Section 7 hereof and whether or not any Shares are sold in this Offering. The aggregate amount of such selling commissions, if any, shall be paid no later than ten (10) days after the completion of the Offering. In addition, whether or not any Shares are sold by CM and whether or not this Agreement is terminated by CM pursuant to Section 7 hereof, the Company shall promptly reimburse CM for its reasonable expenses actually incurred, including fees of its counsel and all filing fees related to documents filed with the SEC, NASD or any state securities agency in connection with this Offering, up to a maximum of $7,500.

3.    Payment of Offering Expenses

In addition to the amounts set forth in Section 2, above, the Company is expected to be responsible for the following expenses of the Offering:

(a)	the fees and disbursements of the independent accountants and counsel retained by the Company and other related expenses in connection with the Offering;

(b)	the cost of printing, filing and distributing the Prospectus and Blue Sky memoranda and all other documents relating to the Offering;

(c)	the fees and disbursements of the Company’s counsel in connection with state Blue Sky filings;

(d)	the filing fees of the NASD and state Blue Sky filing fees, as applicable;

(e)	any costs associated with preparing any stock certificates, as well as any transfer agent’s or registrar’s fees;

(f)	any costs, including but not limited to printing, postage, and designing, associated with marketing and advertising related to the Offering;

(g)	any miscellaneous travel and informational meeting expenses for the Company associated with the Offering; and

(h)	other usual and customary expenses.

4.    Indemnification and Contribution

(a)
The Company agrees to indemnify and hold harmless CM, its officers, directors, employees and each other person, if any, who controls CM within the meaning of Section 15 of the 1933 Act, against any and all losses, claims, investigations, proceedings, damages, liabilities and expenses, joint or several, of any nature whatsoever (including reasonable costs of investigation and counsel’s fees), as incurred, under the 1933 Act, the Rules and Regulations, other federal or state securities laws, NASD Rules and Regulations, other federal or state statutory law, common law or otherwise arising out of or based upon the engagement of CM hereunder, including, without limitation, all losses, claims, investigations, proceedings, damages, liabilities and expenses that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them not misleading, or arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained herein or any failure of the Company to perform its obligations hereunder or under applicable law, and will reimburse CM, its officers, directors, employees and each other controlling person for any legal or other expenses reasonably incurred by CM or any director, officer, employee or such other controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, provided that the Company will not be responsible for any losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from CM’s bad faith or gross negligence. This indemnification will be in addition to any liability which the Company may otherwise have.

(b)
If any action or claim shall be brought or asserted against CM or any director, officer, employee, or other person controlling CM in respect of which indemnity may be sought from the Company, CM or such director, officer, employee, or other controlling person shall promptly notify the Company in writing, enclosing copies of all papers served on or delivered to such party. The failure to notify an indemnifying party shall not relieve the indemnified party from any liability hereunder to the extent it is not materially prejudiced as a result of such failure. CM or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Company and shall be promptly reimbursed by the Company. No indemnified party shall settle, compromise or consent to the entry of any judgment with respect to any litigation, any investigation or proceeding by any governmental agency or body, commenced or threatened, or claim whatsoever in respect of which indemnification or contribution can be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless the indemnified party gives prior written notification to the indemnifying party and such settlement, compromise or consent does not include any statement or admission of fault, culpability or failure to act on behalf of, or with respect to, any indemnified party or the Company consents to such settlement, compromise or consent (such consent not to be unreasonably withheld).

(c)
CM agrees individually, and not jointly with any other selling agent for the Shares, to indemnify and hold harmless the Company and its respective directors and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended against, any and all losses, liabilities, claims, damages and expenses to which the Company or such persons may become subject if such losses, liabilities, claims, damages or expenses arise solely out of, or are based solely on, any untrue or alleged untrue statement of material fact contained in the Prospectus, or any amendment or supplement thereto, or arise out of, or are based upon, the omission of a material fact required to be stated therein, or necessary to make the statements therein not misleading, but only if such untrue statement or omission or alleged omission was made in the Prospectus (as amended or supplemented) based solely upon and in conformity with written information furnished to the Company by CM, specifically for use in the Prospectus.

(d)
If the indemnification provided for in this Section 4 is unavailable to or insufficient to hold harmless an indemnified party under paragraphs (a), (b) or (c) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein and with respect to which such party would otherwise be entitled to indemnity by virtue thereof, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and CM on the other from the Offering or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of CM on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and CM on the other shall be deemed to be in the same proportion as the total net proceeds received by the Company from the Shares sold in the Offering (before deducting expenses), and the total commissions received by CM. The relative fault of the Company on the one hand and of CM on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, or by CM, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company on the one hand and CM on the other agree that it would not be just and equitable if contribution to be made pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with defending any such action or claim. Notwithstanding the provisions of this Section 4(d), CM shall not be required to contribute any amount in excess of the amount of the financial advisory fee provided for in Section 2 hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)
It is agreed that any controversy arising out of this Agreement, including, without limitation, the provisions of this Section 7, including the amounts of any requested reimbursement payments and the method of determining such amounts, shall be settled by arbitration conducted by the American Arbitration Association. Any such arbitration must be commenced by service of a written demand for arbitration or written notice of intention to arbitrate, therein electing the arbitration tribunal. In the event the party demanding arbitration does not make such designation of an arbitration tribunal in such demand or notice, then the party responding to said demand or notice is authorized to do so.

5.    Confidentiality

CM agrees not to use for any purpose or disclose to any person or entity any confidential information regarding the Company acquired while performing the services pursuant to this Agreement, except in connection with the services to be provided by CM hereunder and except as may be reasonably necessary in connection with any litigation to which CM is a party or as a result of any subpoena or order of a court or other government authority. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Company’s customers, shareholders, suppliers, methods of operation, processes, and trade secrets, as the same may exist from time to time, except to the extent such information was known to CM prior to its engagement hereunder or such information is or becomes otherwise publicly available information.

6.    Termination for Cause by the Company

The Company may terminate this Agreement (i) immediately without notice upon the occurrence of any action by CM which would entitle any Federal or State regulatory body to impose significant administrative or regulatory sanctions or penalties against the Company or CM, or upon the commencement of any civil, criminal, or administrative proceeding by any Federal or State regulatory body against the Company caused by any wrongful action on the part of CM, or (ii) upon a material breach of any provision of this Agreement by CM which breach is not cured within five (5) business days after written notice of the breach is given to CM.

7.    Termination for Cause by CM

CM may terminate this Agreement (i) immediately without notice upon the occurrence of any action by the Company which would entitle any Federal or State regulatory body to impose significant administrative or regulatory sanctions or penalties against the Company or CM, or upon the commencement of any civil, criminal, or administrative proceeding by any Federal or State regulatory body against the Company or CM, or (ii) upon a material breach of any provision of this Agreement by the Company which breach is not cured within five (5) business days after written notice of the breach is given to the Company.

8.    Compliance with Certain Privacy Provisions

CM and the Company shall share information pertaining to the services provided under this Agreement only in such a manner as permitted by 15 USC §§ 6801 through 6809, as may be amended from time to time, and the regulations adopted pursuant thereto.

9.    Representations, Warranties and Agreements to Survive Delivery

The representations, warranties, indemnities, agreements and other statements of the Company set forth in or made pursuant to this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of CM or the Company or controlling person of the Company, and shall survive the termination of this Agreement and the delivery of and payment for the Shares.

10.    Governing Law; Assignments

This Agreement shall be governed by the laws of the State of North Carolina. The Company and CM each hereby waives any right to a trial by jury with respect to any claim or action arising out of the engagement of CM under this Agreement. The Company hereby consents to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Middle District of North Carolina as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any litigation, proceeding or other action arising out of the Company’s obligations under or with respect to this Agreement, and expressly waives any and all objections the Company may have as to venue in any of such courts. Neither party may assign this Agreement without the prior written consent of the other party.

11.    Counterparts

This Agreement may be executed in one of more counterparts, and when a counterpart has been executed by each party hereto all such counterparts taken together shall constitute one and the same Agreement. Signatures sent by facsimile shall have the same effect as if manually signed copies had been delivered, and shall be binding upon the parties.

12.    Entire Agreement

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

13.    Notices

All communications hereunder will be in writing and effective only on receipt, and, if sent to CM, will be mailed, delivered or sent by facsimile and confirmed to it at                         ; if sent to the Company, will be mailed, delivered or sent by facsimile and confirmed to it at                         .

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this shall become a binding agreement between the Company and CM.

Very truly yours,

UWHARRIE CAPITAL CORP

By:

Roger L. Dick Chief Executive Officer

Confirmed and Accepted this              day of             , 2002

THE CARSON MEDLIN COMPANY

By:

W. Gray Medlin